Q4 FISCAL 2009 PREPARED REMARKS

OPENING COMMENTS:  BETTER THAN EXPECTED RESULTS, STRONG OUTLOOK FOR FY’10
Our Q4 results were better than our guidance, due primarily to stronger than expected license sales.  While total Q4 revenue was down on a year-over-year basis (18% decline, or 16% on a constant currency basis), we continue to see a number of positive data points on a sequential basis in Q4:

1)
We delivered license revenue growth in all of our major geographies except Japan (including an 83% sequential increase in North America, and a 13% year-over-year increase in North America license revenue)

2)	Maintenance revenue was up 2%, reflecting the stability of our core customer base
3)	Windchill® license revenue was up 49% (total license revenue up 43%)
4)
We had 19 large deals in Q4, totaling $50 million of license and service revenue (up from an average of 9 deals worth $26 million per quarter from Q1 to Q3).  Large deals are primarily Windchill-led, and are explained in greater detail on page 4

5)	We won 2 additional strategically important “domino” accounts during Q4 (including one which was announced on our Q3 call)

The last 3 data points continue to demonstrate what we believe is a fundamental shift in the competitive dynamic of our industry:  That our core Windchill platform is separating itself from the pack and is in an increasingly clear technology leadership position.

Prior to Q4, we had announced 5 competitive wins at some of the world’s largest discrete manufacturing companies.  We are calling these companies “domino accounts” due to their thought leadership position in their respective industries, as well as their impact on a large number of supply chain partners.  These “domino accounts” are companies that have conducted comprehensive benchmarks of the major PLM technologies available today and selected PTC as the winner.  These wins are important because we believe they serve as a “signpost” signaling the technological superiority of our products.  As we demonstrate the real value of our technology in the initial installation phase, we expect these accounts will be significant customers for years to come.

This quarter we won 2 additional domino accounts:  A large multinational healthcare company and a large multinational industrial company (which we won early in Q4 and announced on the Q3 conference call).  At our June investor event, we had committed to 10 domino account wins by the end of FY’10.  We now have 7 wins to date, and continue to believe we will achieve our goal.  In addition to domino account wins, we also continue to win significant Windchill-led competitive displacements with other large companies.

We remain focused on extending our technology leadership position.  We have significant further enhancements underway for Windchill®, Pro/ENGINEER®, Arbortext®, Windchill ProductPoint®, and our other core products.  We also continue to add to the breadth of our portfolio with future enhancements to our social product development initiative and our product analytics platform, which we launched in FY’09, and remain on target to launch our embedded software and program portfolio management platforms in FY’10.

We are very optimistic about the long-term opportunity for PTC and will continue to make strategic investments that we believe are critical to delivering value to our customers and gaining market share, while remaining committed to our goal of 20% non-GAAP EPS growth for 2010 and beyond.

Non-GAAP Supplemental Information

We provide non-GAAP supplemental information to our GAAP information.  PTC's reasons for providing this information are described at the end of this document.  GAAP information corresponding to the non-GAAP information provided is contained in “Q4 FY’09 Expenses Commentary and Outlook” below and in the attached tables, along with a reconciliation between the GAAP and non-GAAP information.

Q4 RESULTS VS. GUIDANCE:  STRONG LICENSE SALES DRIVE SOLID RESULTS (no benefit from FX)
Total revenue for Q4 was $246.3 million, down 18% from Q4’08.  Our Q4 revenue and non-GAAP EPS of $0.30 were at the high end of our guidance range of $235 to $245 million and non-GAAP EPS of $0.25 to $0.30, primarily due to stronger than expected license sales.  Q4 GAAP EPS was $0.13.  The table below outlines our Q4 revenue and operating expenses (in millions) relative to the guidance we provided, both on an as reported basis as well as using the currency rates we based our guidance on (USD / EURO of $1.40 and YEN / USD of 97).  The net impact of currency movements on our Q4 results was less than $0.01 EPS.

	Guidance Range for Q4	Q4 Revenue As Reported	Q4 Revenue @ Guidance FX Rates	FX Impact Relative to Guidance
License	60 – 65	70.7
Service	50 – 55	51.7
Maintenance	Approx. 123	123.9
Total Revenue	235 – 245	246.3	244.8	1.6

Non-GAAP OpEx		201.1	200.4	0.7

OUTLOOK FOR Q1 AND FY’10:  GUIDANCE ABOVE CONSENSUS; COMMITTED TO 20% EPS GROWTH
In providing guidance for Q1 and setting goals for FY’10, we are weighing company specific factors such as our pipeline of opportunities and our maintenance and services base as well as external considerations, including the macroeconomic environment, currency, and visibility into customer spending patterns.  Currency continues to fluctuate considerably and we are now assuming USD / EURO rate of $1.46 and YEN / USD of 91 in our guidance for Q1.

For FY’10 we are setting a revenue target of approximately $980 million with non-GAAP operating margin of approximately 15% and non-GAAP EPS of approximately $0.96 (GAAP operating margin of approximately 7% and EPS target of approximately $0.43).  For Q1, we are initiating revenue guidance of $230 to $240 million with non-GAAP EPS of $0.12 to $0.18.  On a GAAP basis, we expect EPS of ($0.02) to $0.04.

Our Q4 results are beginning to suggest some signs of improvement in customer spending.  We are currently seeing the most strength in large, Windchill-led engagements, notably in North America, while our SMB (Small and Medium Business) customers around the world still seem to be constraining spending given the ongoing macroeconomic climate.  These results are in line with our expectations for FY’10.   We expect our business to recover and grow in “waves” with license revenue recovering first, followed by maintenance and services.  We also expect North America to recover first, followed by Europe and Asia (the one exception here may be China, where we have begun to see signs of improvement in Q4).  Our outlook for FY’10 reflects this outlook: We are expecting H1 to be relatively flat from a revenue perspective, with revenue growth accelerating through H2.

We intend to continue to make strategic investments through FY’10 that we believe are critical to delivering value to our customers and will help PTC gain market share, drive faster top line growth and improve operating profitability over the longer term.  These investments include:

1)	Investing in R&D to extend our technology leadership position with further enhancements to our core product families including Windchill, Pro/ENGINEER, CoCreate®, Arbortext, Mathcad® and ProductPoint
2)	Continuing to evolve our distribution model through increased investment in support of our reseller channel and investment in developing a network of enterprise reseller partners
3)	Enhancing and leveraging the value of our services business through expansion of our services ecosystem, including the addition of strategic services partners
4)	Continuing the globalization of our workforce, primarily through investments in emerging economies

In making these investments we remain committed to the financial goal we stated at our investor event in June ‘09: to deliver 20% non-GAAP EPS CAGR over the next 5 years.

REVENUE BY DIRECT / CHANNEL (NON-GAAP):  DIRECT RECOVERING FIRST (led by North America)
Our direct sales force is primarily focused on large enterprise customers in the MCAD and Data Management markets.  Our reseller channel is focused primarily on Small and Medium Businesses (SMB) in these markets.
	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09
Direct	$746.1	$183.0	$191.6	$202.1	$224.7	$801.5	$175.7	$168.5	$169.3	$189.5	$703.0
Channel	$195.2	$59.5	$67.9	$70.6	$75.5	$273.4	$64.7	$56.8	$56.9	$56.8	$235.2
Channel as % of Revenue	21%	25%	26%	26%	25%	25%	27%	25%	25%	23%	25%

In Q4 non-GAAP direct account revenue, including Strategic Account Management (SAM) accounts, was down 16% year over year, while non-GAAP channel revenue was down 25% year over year.  These results reflect macroeconomic conditions and unfavorable currency impact.  On a sequential basis direct account revenue was up 12% and channel revenue was flat.  However, direct license revenue was up 62% sequentially, while channel license revenue was flat sequentially.

On the direct side, we have approximately 285 sales reps. These reps are primarily focused on selling our Product Development System, which incorporates all of our primary product families, to large enterprise customers.

We continue to have approximately 120 channel business development managers supporting more than 415 channel partners who are focused primarily on selling our MCAD products such as Pro/ENGINEER, Mathcad and CoCreate, as well as Windchill PDMLink® and ProductPoint (our Microsoft SharePoint-based version of Windchill), into the SMB marketplace.  We began in fiscal 2009 to develop a network of enterprise resellers to further expand our core Windchill ecosystem.  This program is progressing well.  Our current enterprise resellers include Tech Pubs, MCAConnect, QAD, Grace Hunt, Tribridge Holdings, NS Solutions and others.  Over the next 3 years we are targeting channel revenue to comprise 35% to 40% of total revenue.

ProductPoint Win Update:  GOAL EXCEEDED (New target to be announced at 11/3 Investor Day)
At our June investor event, we outlined our social product development platform.  Essentially, this is leveraging social computing technologies in the product development process.  We have built our solution, called ProductPoint, on the Microsoft SharePoint technology stack and have developed a joint go-to-market strategy with Microsoft.  At the June event we stated a goal of 100 ProductPoint wins by the end of FY’09 with the belief that achieving this goal will serve as a “signpost” of our ongoing thought leadership in the industry and the market potential of our social computing platform.  As shown in the table below, we have clearly exceeded this goal.  We expect to update this goal at our investor day on November 3 in New York.
	Q1’09	Q2’09	Q3’09	Q4’09	Total-To-Date	FY’09 Goal
ProductPoint Wins	16	29	37	65	147	100

LARGE DEAL ACTIVITY:  MORE THAN EXPECTED (esp in North America), LICENSE REV. INCREASING
Large deal activity is a significant growth driver and has historically tended to generate 13% to 15% of our total revenue in any given quarter, with the exception of Q4, which historically has been higher.  Large deal activity is driven primarily by direct sales reps. We define “large deals” as recognizing more than $1 million of license and services revenue from a customer during a quarter.

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09
Number of Large Deals	66	12	16	13	24	65	9	9	9	19	46
L&S Revenue	$155.3	$32.0	$37.5	$35.5	$60.1	$165.2	$24.2	$24.7	$27.8	$50.1	$126.8
Avg. Deal Size	$2.4	$2.7	$2.3	$2.7	$2.5	$2.5	$2.7	$2.7	$3.1	$2.6	$2.8
% of Total Revenue	16%	13%	14%	13%	20%	15%	10%	11%	12%	20%	14%

In Q4 we had 19 large deals totaling $50 million.  12 of these customers were in North America, 5 in Europe and 2 in Asia.  Large deal activity continues to be less than last year given the current macroeconomic environment.  Importantly, lead times for large enterprise deals seem to be shortening slightly, and the amount of average license revenue per deal has increased sequentially from Q2 through Q4’09.

Q1 and FY’10 Outlook
We continue to have a strong pipeline of large deals that we are working on world-wide.  We are winning competitive deals with large global companies and are actively engaged in competitive benchmarks with other large global companies.  While large deal activity is clearly being adversely affected by macroeconomic conditions, we are beginning to see signs of improvement:  The number of these transactions has been stable throughout FY’09, and the spike in Q4 was larger than expected; the license revenue component of these transactions has been increasing sequentially throughout FY’09; North America is the best performing region on a year-over-year basis.

Domino Account Update:  ON TRACK WITH 7 DOMINOS TO-DATE (Goal of 10 by end of FY’10)
At our June ‘09 investor event, we outlined what we are calling our “domino account strategy.”  We believe the logical conclusion of winning in a significant number of ‘domino’ accounts is that PTC has become the unambiguous market leader.  The table below outlines domino account wins by major vertical over the past few quarters.  We set out a goal to have 10 domino accounts won by the end of FY’10.
Domino Account Wins
	FY’08	Q1’09	Q2’09	Q3’09	Q4’09	FY’09	Total to-date	FY’10 Goal
Industrial				1	1	2	2
Electronics & High Tech			1			1	1
Aerospace & Defense	1						1
Automotive				1		1	1
Life Sciences					1	1	1
Retail, Footwear & Apparel				1		1	1
Total	1	0	1	3	1	6	7	10

REVENUE BY CATEGORY

LICENSE:  STRONG LICENSE RESULT LED BY LARGE, NORTH AMERICAN CUSTOMER ORDERS
License sales generate the highest gross margins, which are in the mid- to high 90% range on a non-GAAP basis (mid- to high 80% range on a GAAP basis). License revenue has historically tended to represent 28% to 35% of our total revenues in any given quarter, with Q4 generally being our strongest quarter.  Given the macroeconomic environment, we expected license revenue to represent closer to 20% of total revenue in FY’09.
	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09
License	$317.3	$71.0	$77.9	$79.9	$103.6	$332.4	$50.5	$42.1	$49.5	$70.7	$212.7
% of Total Revenue	34%	29%	30%	29%	35%	31%	21%	19%	22%	29%	23%

Q4 License revenue of $70.7 million was down 32% year over year (31% on a constant currency basis).  However, on a sequential basis, our license revenue was up 43% and our products continue to perform very well in competitive benchmarks.  Historically, we have seen a sequential increase in license revenue in Q4, and this quarter was no exception.  We believe that our stronger than expected license revenue in Q4 (led primarily by large, North American customer orders) is a solid proof point that we are well positioned to leverage our strong market position and technology when customer buying behavior begins to improve.

Looking forward to Q1, we are expecting license revenue of $50 to $60 million; this is flat to up modestly on a year-over-year basis.  Historically, we have seen a significant sequential decrease in license revenue in our Q1 and we expect FY’10 will be no exception, as we expect license revenue to decrease sequentially by approximately 20 to 25%.  For FY’10, we are expecting license revenue to be up approximately 20% compared to FY’09.

SERVICES:  FY’09 FLAT WITH FY’08 (constant FX); RECOVERY EXPECTED IN H2 FY’10
Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions and providing them with training on our software. Services revenue has historically tended to represent approximately 20% to 25% of our total revenues in any given quarter.
	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09
Services	$212.5	$55.5	$58.0	$60.6	$62.8	$236.9	$59.1	$60.6	$54.9	$51.7	$226.4
% of Total Revenue	23%	23%	22%	22%	21%	22%	25%	27%	24%	21%	24%

Q4 Services revenue of $51.7 million was down 18% year over year (15% on a constant currency basis).  Our training business, which typically represents about 15% of our total services revenue, was down 33% year over year.  Our consulting business, which primarily supports Windchill implementations, was down 14% year over year.  Our services non-GAAP net margins were 7.1%, compared to 4.1% in Q4’08.

Looking forward to Q1, we are expecting $50 to $55 million of services revenue.  Although we have a solid backlog of services engagements that provides near-term visibility into our services business, significantly reduced year-over-year Windchill license revenues began to have an adverse impact on services revenue in Q3 and Q4.  We have recently seen an increase in services booking activity, and therefore we are expecting services revenue to be relatively flat in FY’10, with improving performance throughout the year.

Our primary initiatives for the services business are to continue improving our services net margins and to expand our Windchill services ecosystem by adding Service Partners.  We launched the “Service Advantage Program” at the beginning of fiscal 2009 in North America and we are making solid progress. Our current Strategic Service Partners include Atos Origin, Percall, TerraXML, Kalypso, ProductSpace, EAC and I3L.  We are currently in the process of adding additional partners and launching the Service Advantage Program in Europe and Asia.

MAINTENANCE (NON-GAAP):  FY’09 UP VS. FY’08 (constant FX); SOLID BASE IN A TOUGH MACRO
Our maintenance business is an important barometer of customer satisfaction with our solutions.  It is also a strong source of recurring revenue for PTC.  Maintenance gross margins are in the mid- to high 80% range on a non-GAAP and GAAP basis.  Maintenance revenue has historically tended to represent 45% to 50% of our total revenues in any given quarter, with Q4 usually being lower as a percent of total revenue due to historically strong performance of license sales in that quarter.
	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09
Maintenance	$411.5	$116.0	$123.7	$132.2	$133.8	$505.7	$130.8	$122.6	$121.8	$123.9	$499.1
% of Total Revenue	44%	48%	48%	48%	45%	47%	54%	54%	54%	50%	53%

Q4 maintenance revenue of $123.9 million was down 7% year over year (down 5% constant FX).  On a sequential basis, Q4 was up 2%, reflecting a solid customer base and the stickiness of our products – even in a difficult macro environment.

Looking forward to Q1, we are expecting a slight sequential increase in maintenance revenue.  For FY’10, we are expecting slightly less than $500 million in maintenance revenue, essentially flat on a year-over-year basis.  We expect the significantly reduced license revenues we had in FY’09 will put some pressure on our maintenance revenues for H1 FY’10, and that improving license revenue throughout the year will lead to improving maintenance revenue trends in H2.

Active Maintenance Paying Seats
We have almost 900,000 active maintenance paying seats of PTC software in use today.  We believe the solid base of maintenance-paying customers is a testament to the quality of our products and we also view it as one of our largest assets.

Active Maintenance Paying Seats
	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09
Pro/E	129.6	130.9	132.3	134.4	135.2	135.2	138.5	132.3	132.2	133.0	133.0
Windchill	481.3	534.2	552.2	579.5	615.3	615.3	622.9	608.1	612.4	610.1	610.1
All Others	89.3	151.7	150.4	152.3	148.9	148.9	153.0	147.6	147.6	146.0	146.0
Total	700.2	816.8	834.9	866.2	899.4	899.4	914.4	888.0	892.2	889.1	889.1

We experienced a modest sequential decrease in active maintenance paying seats in Q4, driven by a net decrease of Windchill seats with a small number of customers in the Pac Rim.  We had increases in active maintenance paying Windchill seats in other geographies. We also saw a modest improvement in ProE seats in Q4 and a modest decrease in other seats.  Our overall attach and renewal rates continue to remain strong.

REVENUE BY REGION (NON-GAAP):  STRONG NORTH AMERICAN DIRECT PERFORMANCE
	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09
North America	$365.0	$84.7	$88.4	$90.2	$102.0	$365.2	$83.5	$79.5	$85.4	$103.0	$351.4
% of Total Revenue	39%	35%	34%	33%	34%	34%	35%	35%	38%	42%	37%
North America revenue in Q4 of $103 million was up 1% compared with last year, and up 21% sequentially.  Compared to Q4’08, channel revenue in North America in Q4 was down 28%, and direct revenue was up 7%.  Q4 license revenue in North America was up 83% sequentially.

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09
Europe	$353.4	$102.3	$107.1	$112.3	$131.1	$452.9	$99.4	$89.9	$91.6	$92.3	$373.2
% of Total Revenue	38%	42%	41%	41%	44%	42%	41%	40%	40%	37%	40%
Europe revenue was $92.3 million in Q4, down 30% (23% on a constant currency basis) compared with last year, but up 1% sequentially.  Compared to Q4’08, channel revenue in Europe was down 26%, and direct revenue was down 31%.  Q4 license revenue in Europe was up 9% sequentially.

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09
Japan	$97.3	$25.5	$30.4	$36.0	$27.7	$119.6	$25.8	$30.4	$24.5	$23.3	$104.0
% of Total Revenue	10%	11%	12%	13%	9%	11%	11%	14%	11%	9%	11%
Japan revenue was $23.3 million in Q4, down 16% (26% on a constant currency basis) compared with last year, and down 5% sequentially.  Compared to Q4’08, channel revenue in Japan was down 6%, and direct revenue was down 20%.  Q4 license revenue in Japan was down 28% sequentially.

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09
Pacific Rim	$125.6	$30.0	$33.5	$34.3	$39.5	$137.3	$31.7	$25.5	$24.7	$27.7	$109.6
% of Total Revenue	13%	12%	13%	13%	13%	13%	13%	11%	11%	11%	12%
Pacific Rim revenue was $27.7 million in Q4, down 30% (29% on a constant currency basis) compared with last year, but up 12% sequentially. (China, which represents a significant portion of our Pac Rim revenue, was down 19% compared to Q4’08).  Compared to Q4’08, channel revenue in the Pac Rim was down 28%, and direct revenue was down 30%.  Q4 license revenue in the Pac Rim was up 39% sequentially (up 45% in China).

CURRENCY IMPACT ON NON-GAAP RESULTS:  NO IMPACT ON Q4
Because we have a global business with real strength in Europe and Asia, which represent approximately 65% of our revenue, our results are impacted by currency fluctuations.  On a constant currency basis, our revenue declined 16% year over year (unfavorably impacted Q4 revenue by $6.5 million and favorably impacted Q4 expenses by $6.7 million).

Constant Currency (assumes Q4’08 currency rates)

	Q4'09	Q4'09	Q4'08	Q4’09 Const. FX	Q4’09 Actual
	Actual	Const. FX	Actual	Vs. Q4’08 Actual
License	$70.7	$72.0	$103.6	-31%	-32%
Services	$51.7	$53.2	$62.8	-15%	-18%
Maintenance	$123.9	$127.7	$133.8	-5%	-7%
Total	$246.3	$252.9	$300.2	-16%	-18%

	Q4'09	Q4'09	Q4'08	Q4’09 Const. FX	Q4’09 Actual
	Actual	Const. FX	Actual	Vs. Q4’08 Actual
North America	$103.0	$103.0	$102.0	1%	1%
Europe	$92.3	$101.0	$131.1	-23%	-30%
Japan	$23.3	$20.5	$27.7	-26%	-16%
Pacific Rim	$27.7	$28.2	$39.4	-28%	-30%
Total	$246.3	$252.9	$300.2	-16%	-18%

Looking forward, the guidance we are providing assumes current exchange rates of approximately USD 1.46 / EURO and YEN 91 / USD.  The average USD / EURO rate for the past two years has been approximately $1.43.  We do not forecast currency movements, rather we provide detailed constant currency commentary.  Currency can significantly impact our results. In FY’09 currency was a considerable headwind for PTC:  revenue was negatively impacted by $39 million and expenses were positively impacted by $36 million.

Q4 FY’09 EXPENSES COMMENTARY AND FY’10 & Q1 OUTLOOK

Q4 non-GAAP results exclude a $6.3 million restructuring charge, $14.6 million of stock-based compensation expense, $9.2 million of acquisition-related intangible asset amortization and $10.3 million of income tax adjustments.  The Q4 results include a non-GAAP tax rate of 21% and a GAAP tax benefit rate of 7%.

FY’10 non-GAAP guidance excludes the following full-year estimated expenses and their tax effects, as well as any one-time tax items:

•	Approximately $49 million of expense related to stock-based compensation
•	Approximately $35 million of acquisition-related intangible asset amortization expense

Q1’10 non-GAAP guidance excludes the following estimated expenses and their tax effects:

•	Approximately $14 million of expense related to stock-based compensation
•	Approximately $9 million of acquisition-related intangible asset amortization expense

INCOME STATEMENT:  STRONG LICENSE REVENUE DEMONSTRATES LEVERAGE IN THE MODEL
Our Q4 non-GAAP operating margins and EPS were stronger than expected primarily due to strong license sales.  Our Q4’09 non-GAAP operating expenses were $201.1 million, down 11% (8% on a constant currency basis) from Q4 of last year.  Q4’09 GAAP operating expenses were $231.2 million.  From an operating performance perspective, we achieved 18.4% non-GAAP operating margin in Q4’09, compared to 24.9% last year.  GAAP operating margin was 6.2% for Q4’09 compared to 15.8% in Q4’08.

We took a $6.3 million restructuring charge in Q4 to further align our go-forward cost structure with the macroeconomic environment.  This is in addition to a number of cost reduction actions we took earlier this year which included:
1)	Approximately $16 million in restructuring charges to reduce our workforce
2)	A hiring freeze (excluding positions that support our strategic business model initiatives)
3)	Cancellation of annual merit increases for FY’09
4)	Ongoing scrutiny of operating expenses such as travel and certain marketing related expenses
5)	Decreased bonus plans for FY’09

Keep in mind that some of these expense reductions were temporary rather than permanent in nature, and therefore will become part of our expense structure again in FY’10 and beyond.

Looking forward, we are expecting non-GAAP operating expenses for FY’10 to be approximately $835 million with Q1 expenses to be $210 to $215 million, depending on revenue and mix of revenue.  GAAP operating expenses are expected to be approximately $233 to $238 million.  We expect FY’10 non-GAAP operating expenses to be approximately $20 million more than in FY’09 due to investments in strategic initiatives and to the add back of certain temporary expense reductions made in FY’09.

As you will note from the table below, our R&D and S&M expense as a percentage of revenue in FY’09 are higher than in previous years, reflecting many of the investments we are making during this difficult macroeconomic environment to better position PTC for the future.  In addition to the focus on extending our technology leadership position (outlined on pages 1-3), we are continuing to invest in business initiatives to further improve our business model, including:

1)	Investing in R&D to extend our technology leadership position with further enhancements to our core product families including Windchill, Pro/ENGINEER, CoCreate®, Arbortext, Mathcad® and ProductPoint
2)
Continuing to evolve our distribution model through increased investment in support of our reseller channel and investment in developing a network of enterprise reseller partners (we intend to expand the channel to 35% to 40% revenue)

3)	Enhancing and leveraging the value of our services business through expansion of our services ecosystem, including the addition of strategic services partners
4)	Continuing the globalization of our workforce, primarily through investments in emerging economies

We believe these investments will drive revenue growth and create considerable operating leverage opportunities over time.  However, we will continue to monitor the macroeconomic environment and currency fluctuations, and will revisit our cost structure as necessary based on the longer-term strategy and outlook for our business.

NON-GAAP OPERATING EXPENSES / NON-GAAP OPERATING MARGIN
	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09
Cost of License	$10.6	$1.8	$2.2	$2.7	$3.5	$10.2	$2.9	$2.3	$2.4	$2.7	$10.2
% of Revenue	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
Cost of Service	$265.8	$68.6	$71.6	$74.3	$76.9	$291.4	$73.5	$71.0	$64.1	$63.0	$271.6
% of Revenue	28%	28%	28%	27%	26%	27%	31%	32%	28%	26%	29%
R&D	$155.1	$39.3	$43.4	$45.1	$44.8	$172.6	$46.1	$43.2	$44.6	$46.4	$180.3
% of Revenue	17%	16%	17%	17%	15%	16%	19%	19%	20%	19%	19%
S&M	$283.2	$68.2	$70.4	$75.6	$80.5	$294.7	$77.0	$69.2	$70.3	$72.1	$288.6
% of Revenue	30%	28%	27%	28%	27%	27%	32%	31%	31%	29%	31%
G&A	$67.1	$20.4	$17.4	$16.9	$19.6	$74.3	$18.3	$16.0	$15.3	$16.9	$66.6
% of Revenue	7%	8%	7%	6%	7%	7%	8%	7%	7%	7%	7%
Total Expenses	$781.8	$198.3	$205.0	$214.6	$225.3	$843.2	$217.8	$201.7	$196.7	$201.1	$817.3
% of Total Revenue	83%	82%	79%	79%	75%	78%	91%	89%	87%	82%	87%

TAX RATE
Q4 non-GAAP tax rate was 21%, in line with our expectations.  Our GAAP tax benefit rate was 7%.

Looking forward, the Q1 guidance assumes a non-GAAP tax rate of 23% and a GAAP tax rate of 21%.  The FY’10 target assumes a non-GAAP tax rate of 23% and a GAAP tax rate of 21%.

SHARE COUNT / SHARE REPURCHASE
We had 119.4 million fully diluted shares outstanding at the end of Q4.  We repurchased 0.4 million shares during the quarter for $5 million.  We have $81 million remaining under our current authorization to repurchase shares.  We do not intend to make any share repurchases in Q1’10.

Looking forward, we expect to have approximately 121 million fully diluted shares outstanding for Q1 and 119 million for the full fiscal year.  We are planning to repurchase approximately $65 million worth of our stock in FY’10.

BALANCE SHEET:  CASH FLOW POSITIVE AND A SOLID CASH POSITION

CASH / CASH FLOW FROM OPERATIONS
For Q4’09, our cash balance was $235 million, up $4 million from the end of Q3’09.  $5 million was provided from operations in Q4’09.  The cash balance at the end of Q4’09 also reflects:
•	Capital Expenditures: $6 M
•	Share repurchase: $5 M
•	FX impact on cash: $7 M favorable

DSO
DSO for Q4’09 was 62 days, compared with 60 days in Q3’09 and 61 days in Q4’08.  We continue to have strong DSOs in a challenging economic environment.  Collections as a percentage of Accounts Receivable remain similar to previous periods.

OUTSTANDING DEBT
We did not make any debt repayments during the quarter and were negatively impacted $3 million by currency fluctuations on our outstanding balance during Q4’09.  At the end of Q4’09 we had an outstanding balance of $58 million on our $230 million revolving credit facility, which is scheduled to expire in February 2011.

Looking forward, we do not expect to pay down any of our outstanding debt balance in Q1, but expect to retire this debt by Q3 FY’10 and also enter into a new revolving credit facility at that time.

MISCELLANEOUS COMMENTS
HEADCOUNT
Total headcount was 5,165 at the end of Q4, down from 5,216 at the end of Q3’09, as a result of the cost reduction actions we took in Q4.

M&A
We view M&A primarily as a strategic vehicle to further enhance our product portfolio and growth opportunity.  We intend to remain opportunistic as it relates to M&A throughout the course of FY’10.  We have approximately $172 million available under our revolving credit facility as well as available cash with which to execute strategic M&A opportunities.  However, the majority of our M&A opportunities comprise small, strategic technology tuck-in opportunities.

WRAP-UP
We continued to see positive data points regarding the economy in Q4; total revenue is stabilizing, license revenue is growing sequentially, North America is up on year-over-year basis, active maintenance paying seats are holding, and we are winning in strategically important “domino” accounts.

We are very optimistic about the long-term opportunity for the PLM market and PTC and intend to continue to make prudent, strategic investments that we believe are critical to delivering value to our customers and gaining market share, while remaining committed to our goal of 20% non-GAAP EPS growth for 2010 and beyond.

Thank you for your on-going support.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results.  Non-GAAP revenue excludes the effect of purchase accounting on the fair value of the acquired deferred revenue of CoCreate Software GmbH.  Non-GAAP operating expenses, margin and EPS exclude stock-based compensation expense, amortization of acquired intangible assets, acquired in-process research and development expense, restructuring charges, non-cash effects of liquidating subsidiaries, and the related tax effects of the preceding items and any one-time tax items.  PTC provides this non-GAAP information to facilitate period-to-period comparisons of its operational performance by adjusting for certain non-cash and certain episodic expenses.  We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to peer companies.  PTC management also uses this and other non-GAAP financial information to evaluate, manage and plan our business because the information provides additional insight into ongoing financial performance.  In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.  However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our fiscal 2010 and other future financial expectations, anticipated tax rates, the expected impact of our planned strategic investments on our future success, the stability of our maintenance and services businesses, and the long-term prospects for PTC are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include the possibility that our customers may not resume purchases of our solutions when we expect or that they may further reduce, defer or forego investment in our solutions in the current economic climate, the possibility that our customers may not renew maintenance or enter into services engagements at historic rates, the possibility that strategic customer wins may not generate the revenue we expect, the possibility that our strategic investments may not have the effects we expect, the possibility that we will experience a shortfall in revenue that causes us to decrease or eliminate planned strategic investments in our business, the possibility that our efforts to reduce our operating expenses may not have the effects we expect and could harm our operations, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, and the possibility that we may be unable to draw from our revolving credit facility when or to the extent we decide to do so.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses (including restructuring charges) and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in millions)

	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09
GAAP Direct revenue	$746.1	$182.5	$190.3	$201.3	$224.2	$798.4	$175.7	$168.5	$169.3	$189.5	$703.0
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	0.5	1.3	0.8	0.5	3.1	-	-	-	-	-
Non-GAAP Direct revenue	$746.1	$183.0	$191.6	$202.1	$224.7	$801.5	$175.7	$168.5	$169.3	$189.5	$703.0

	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09
GAAP Channel revenue	$195.2	$58.7	$67.5	$70.4	$75.3	$271.9	$64.7	$56.8	$56.9	$56.8	$235.2
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	0.8	0.4	0.2	0.2	1.5	-	-	-	-	-
Non-GAAP Channel revenue	$195.2	$59.5	$67.9	$70.6	$75.5	$273.4	$64.7	$56.8	$56.9	$56.8	$235.2

	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09
GAAP Maintenance revenue	$411.5	$114.8	$122.0	$131.2	$133.1	$501.1	$130.8	$122.6	$121.8	$123.9	$499.1
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	1.2	1.7	1.0	0.7	4.6	-	-	-	-	-
Non-GAAP Maintenance revenue	$411.5	$116.0	$123.7	$132.2	$133.8	$505.7	$130.8	$122.6	$121.8	$123.9	$499.1

	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09
GAAP North America revenue	$365.0	$84.5	$88.2	$90.1	$101.9	$364.7	$83.5	$79.5	$85.4	$103.0	$351.4
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	0.2	0.2	0.1	0.1	0.5	-	-	-	-	-
Non-GAAP North America revenue	$365.0	$84.7	$88.4	$90.2	$102.0	$365.2	$83.5	$79.5	$85.4	$103.0	$351.4

	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09
GAAP Europe revenue	$353.4	$101.6	$106.2	$111.8	$130.7	$450.3	$99.4	$89.9	$91.6	$92.3	$373.2
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	0.0	0.7	0.9	0.5	0.4	2.6	-	-	-	-	-
Non-GAAP Europe revenue	$353.4	$102.3	$107.1	$112.3	$131.1	$452.9	$99.4	$89.9	$91.6	$92.3	$373.2

	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09
GAAP Pacific Rim revenue	$125.6	$29.9	$33.5	$34.3	$39.5	$137.2	$31.7	$25.5	$24.7	$27.7	$109.6
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	0.1	-	-	-	0.1	-	-	-	-	-
Non-GAAP Pacific Rim revenue	$125.6	$30.0	$33.5	$34.3	$39.5	$137.3	$31.7	$25.5	$24.7	$27.7	$109.6

	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09
GAAP Japan revenue	$97.3	$25.1	$29.9	$35.7	$27.5	$118.2	$25.8	$30.4	$24.5	$23.3	$104.0
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	0.4	0.5	0.3	0.2	1.4	-	-	-	-	-
Non-GAAP Japan revenue	$97.3	$25.5	$30.4	$36.0	$27.7	$119.6	$25.8	$30.4	$24.5	$23.3	$104.0

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09
Cost of license revenue	$17,544	$4,805	$6,778	$8,980	$9,560	$30,123	$7,584	$6,976	$7,644	$7,758	$29,962
Cost of service revenue	273,266	70,980	73,875	76,582	79,226	300,663	75,741	72,302	66,162	65,592	279,797
Sales and marketing	292,215	71,028	73,359	78,762	83,731	306,880	79,862	71,387	73,823	76,297	301,369
Research and development	162,351	41,548	45,734	47,374	47,366	182,022	48,361	44,752	46,562	48,826	188,501
General and administrative	79,777	23,551	20,808	20,294	23,176	87,829	21,437	17,693	19,245	22,295	80,670
Amortization of acquired intangible assets	7,467	2,893	4,315	4,044	4,327	15,579	3,868	3,815	3,827	4,110	15,620
In-process research and development	544	1,887	-	-	-	1,887	-	-	300	-	300
Restructuring charge, net	15,347	9,685	1,892	3,790	4,735	20,102	-	9,788	6,609	6,274	22,671
GAAP Operating Expenses	$848,511	$226,377	$226,761	$239,826	$252,121	$945,085	$236,853	$226,713	$224,172	$231,152	$918,890

	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09
Cost of license revenue
Acquired intangible amortization	$6,820	$2,954	$4,607	$6,289	$5,991	$19,841	$4,668	$4,703	$5,221	$5,082	$19,674
Stock-based compensation	138	-	14	12	12	38	14	3	11	22	50
Cost of service revenue
Acquired intangible amortization	82	17	17	17	16	67	8	-	-	-	8
Stock-based compensation	7,412	2,347	2,222	2,298	2,305	9,172	2,255	1,291	2,055	2,562	8,163
Sales and marketing
Stock-based compensation	8,985	2,867	2,936	3,130	3,296	12,229	2,908	2,193	3,491	4,205	12,797
Research and development
Stock-based compensation	7,205	2,270	2,337	2,322	2,500	9,429	2,258	1,566	1,986	2,404	8,214
General and administrative
Stock-based compensation	12,705	3,119	3,420	3,387	3,602	13,528	3,096	1,677	3,969	5,362	14,104
Amortization of acquired intangible assets	7,467	2,893	4,315	4,044	4,327	15,579	3,868	3,815	3,827	4,110	15,620
In-process research and development	544	1,887	-	-	-	1,887	-	-	300	-	300
Restructuring charge, net	$15,347	$9,685	$1,892	$3,790	$4,735	$20,102	$-	$9,788	$6,609	$6,274	$22,671
Non-GAAP Adjustments	$66,705	$28,039	$21,760	$25,289	$26,784	$101,872	$19,075	$25,036	$27,469	$30,021	$101,601
	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09
Cost of license revenue	$10,586	$1,851	$2,157	$2,679	$3,557	$10,244	$2,902	$2,270	$2,412	$2,654	$10,238
Cost of service revenue	265,772	68,616	71,636	74,267	76,905	291,424	73,478	71,011	64,107	63,030	271,626
Sales and marketing	283,230	68,161	70,423	75,632	80,435	294,651	76,954	69,194	70,332	72,092	288,572
Research and development	155,146	39,278	43,397	45,052	44,866	172,593	46,103	43,186	44,576	46,422	180,287
General and administrative	67,072	20,432	17,388	16,907	19,574	74,301	18,341	16,016	15,276	16,933	66,566
Amortization of acquired intangible assets	-	-	-	-	-	-	-	-	-	-	-
In-process research and development	-	-	-	-	-	-	-	-	-	-	-
Restructuring charge, net	-	-	-	-	-	-	-	-	-	-	-
Non-GAAP Operating Expenses	$781,806	$198,338	$205,001	$214,537	$225,337	$843,213	$217,778	$201,677	$196,703	$201,131	$817,289